UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2022

Zedge, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-37782	26-3199071
(State or other jurisdiction of incorporation)	(Commission File Nmber)	(IRS Employer Identification No.)

1178 Broadway, Ste. 1450 (3rd Floor) New York, NY	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 577-3424

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class B common stock, par value $0.01 per share	ZDGE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

On October 28, 2022, Zedge, Inc. (the “Registrant” or “Company”) entered into an Amended and Restated Loan and Security Agreement (“Amended Loan Agreement”) with Western Alliance Bank. Pursuant to the Amended Loan Agreement, Western Alliance Bank agreed to provide the Company with a term loan facility in the maximum principal amount of $7,000,000 for a four-year term and a $4,000,000 revolving credit facility for a two-year term. Amounts outstanding under the term loan and credit facility of the Amended Loan Agreement bear interest at a per annum rate equal to the Prime Rate (as published in The Wall Street Journal) plus 0.5%, with a Prime “floor” rate of 4.00%.

Pursuant to the Amended Loan Agreement, $2,000,000 was advanced in a single-cash advance on October 28, 2022, with the remaining $5,000,000 of the term loan available for drawdown during twenty-four (24) months after closing. Each drawdown must be in an amount of not less than One Million Dollars ($1,000,000).

Interest accrued under the Amended Loan Agreement is due monthly, and the Company is required to make monthly interest-only payments related to the term loan through the eighteen (18) month anniversary of the date of the agreement. Outstanding principal amounts of the term loan will be amortized from the nineteen (19) month anniversary of the agreement date through the maturity date. Once repaid, a Term Advance may not be reborrowed.

The Amended Loan Agreement may also require early repayments if certain conditions are met. The Amended Loan Agreement is secured by substantially all of the assets of the Company, its subsidiaries, and certain of its affiliates.

The Amended Loan Agreement includes financial covenants regarding the ratio of EBITDA (as defined in the Amended Loan Agreement) to forecasted debt service payments and the ratio of total borrowings to EBITDA.

The Amended Loan Agreement also includes customary negative covenants, subject to exceptions, which limit transfers, capital expenditures, indebtedness, certain liens, investments, acquisitions, dispositions of assets, restricted payments and the business activities of the Company, as well as customary representations and warranties, affirmative covenants and events of default, including cross defaults and a change of control default.

The information set forth above in this Item 1.01 does not purport to be complete in scope and is qualified in its entirety by the full text of the Amended Loan Agreement, attached to this Current Report as Exhibit 10.1, which is incorporated into this Item 1.01 by reference.

Item 1.02. Termination of a Material Definitive Agreement

On October 28, 2022, the Company entered into the Amended Loan Agreement with Western Alliance Bank. Pursuant to the Amended Loan Agreement, the Company discontinued the existing $2,000,000 revolving credit facility under the existing Loan and Security Agreement, dated as of September 26, 2016, as amended, restated, supplemented and otherwise modified from time to time prior to the date of the Amended Loan Agreement. At the time of the discontinuance, there was no outstanding balance on the revolving credit facility.

Item 2.02. Results of Operations and Financial Condition

On November 1, 2022, the Registrant issued a press release announcing its preliminary results of operations for its fourth fiscal quarter and fiscal year ended July 31, 2022. A copy of the press release issued by the Registrant concerning the foregoing preliminary results is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The Registrant’s preliminary results of operations are based on information currently available to management and are subject to finalization of the Registrant’s standard financial and accounting quarter and year end close and review procedures, including a review by the Registrant’s Independent Auditor and the filing of the annual Form 10-K.

The Registrant is furnishing the information contained in this Report, including Exhibit 99.1, pursuant to Item 2.02 of Form 8-K promulgated by the Securities and Exchange Commission (the “SEC”). This information shall not be deemed to be “filed” with the SEC or incorporated by reference into any other filing with the SEC unless otherwise expressly stated in such filing. In addition, this Report and the press release contain statements intended as “forward-looking statements” that are subject to the cautionary statements about forward-looking statements set forth in the press release.

Item 2.03. Creation of a Direct Financial Obligation

See Item 1.01 above, which is incorporated herein by reference, for a discussion of the creation of the direct financial obligations of the Amended Loan Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document
10.1	Amended and Restated Loan and Security Agreement, dated as of October 28, 2022, between Western Alliance Bank and Zedge, Inc.

99.1	Preliminary Earnings Release, dated November 1, 2022, reporting the preliminary results of operations for Zedge, Inc.’s fourth fiscal quarter and fiscal year ended July 31, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEDGE, INC.

By:	/s/ Jonathan Reich
Name:	Jonathan Reich
Title:	Chief Executive Officer

Dated: November 1, 2022

EXHIBIT INDEX

Exhibit No.	Document
10.1	Amended and Restated Loan and Security Agreement, dated as of October 28, 2022, between Western Alliance Bank and Zedge, Inc.

99.1	Preliminary Earnings Release, dated November 1, 2022, reporting the preliminary results of operations for Zedge, Inc.’s fourth fiscal quarter and fiscal year ended July 31, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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